As filed with the U.S. Securities and Exchange Commission on August 16, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Skillsoft Corp.

(Exact name of registrant as specified in its charter)

Delaware	83-4388331
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 Innovative Way, Suite 201

Nashua, NH 03062

(Address of principal executive offices) (Zip Code)

Skillsoft Corp. 2020 Omnibus Incentive Plan

(Full titles of the plans)

Ryan Murray

Skillsoft Corp.

300 Innovative Way, Suite 201

Nashua, NH 03062

(603) 324-3000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

P.J. Himelfarb Merritt S. Johnson Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000	Sarah Hilty Skillsoft Corp. 300 Innovative Way, Suite 201 Nashua, NH 03062 (603) 324-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share	13,105,902(2)	$ 9.55(3)	$125,161,364.10(3)	$13,655.10
Class A common stock, par value $0.0001 per share	3,464,816(4)	$ 9.55(3)	$ 33,088,992.80(3)	$ 3,610.01
Class A common stock, par value $0.0001 per share	2,198,000(5)	$10.75(6)	$ 23,628,500(6)	$ 2,577.87
TOTAL	18,768,718		$ 181,878,856.90	$ 19,842.98

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock, par value $0.0001 per share (the “Class A common stock”) that become issuable under the Registrant’s 2020 Omnibus Incentive Plan (“2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A common stock.

(2)	Represents 13,105,902 shares of Class A common stock reserved for issuance pursuant to future awards under the 2020 Plan. To the extent that any awards outstanding under the 2020 Plan are forfeited, expire or are settled for cash subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Class A common stock under the 2020 Plan.

(3)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low sale prices of the Registrant’s Class A common stock on August 11, 2021 as reported on the New York Stock Exchange.

(4)	Represents shares of Class A common stock issuable pursuant to vested and unvested restricted stock units outstanding.

(5)	Represents shares of Class A common stock available for issuance upon exercise of outstanding options.

(6)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on the weighted average exercise price of stock option awards outstanding under the 2020 Plan of $10.75 per share.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Skillsoft Corp. (the “Company”) for the purpose of registering (i) 13,105,902 shares of the Company’s Class A common stock that may be issued and sold under the 2020 Plan, and (ii) the resale and reoffer of 5,662,816 shares of Class A common stock issued to certain directors and officers of the Company named in this registration statement upon the exercise of options or vesting/conversion of restricted stock units issued on June 11, 2021.

This registration statement contains two parts. The first part, Part I, contains a “reoffer prospectus” prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus permits reoffers and resales on a continuous or delayed basis of certain of those shares of Class A common stock referred to above that constitute “control securities” or “restricted securities,” within the meaning of the Securities Act, by certain of the Company’s stockholders consisting of current directors and officers. As specified in General Instruction C of Form S-8, the amount of securities to be reoffered or resold under the reoffer prospectus by each selling securityholder and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three-month period, the amount specified in Rule 144(e). As discussed below, the directors and officers are subject to lock-up and vesting periods and the inclusion of their shares herein does not necessarily reflect an intent to sell any or all of such securities once those periods have expired.

Certain information relating to future issuances under the 2020 Plan is omitted from Part I, as further described below in the next paragraph and under the heading “Item 1. Plan Information.”

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information in Part I relating to the 2020 Plan will be sent or given to participants in the 2020 Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus (the “Section 10(a) Prospectus”) as required by Section 10(a) of the Securities Act in respect of future issuances under the 2020 Plan.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement, which are also incorporated by reference in the Section 10(a) Prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the 2020 Plan, will be available without charge by contacting the Chief Legal Officer, Skillsoft Corp., 300 Innovative Way, Suite 201, Nashua, New Hampshire 03062.

REOFFER PROSPECTUS

5,662,816 Shares

Skillsoft Corp.

Class A common stock, $0.0001 par value

This reoffer prospectus relates to 5,662,816 shares of Class common stock, $0.0001 par value, of Skillsoft Corp, a Delaware corporation (the “Company”), that may be offered from time to time by certain selling securityholders named in this reoffer prospectus (the “Selling Securityholders”). Each of the Selling Securityholders will acquire such shares of Class A common stock upon the exercise of options or vesting/conversion of restricted stock units issued by the Company on June 11, 2021. As of the date of this reoffer prospectus, none of the Selling Stockholders may sell any shares of Class A common stock covered by this reoffer prospectus until after the Selling Stockholder’s options and/or restricted stock units have vested, which, in most cases, is expected to occur over a period of three to four years beginning on June 11, 2021.

The Selling Securityholders may sell the shares of common stock directly, or may sell them through brokers or dealers on the New York Stock Exchange (“NYSE”), in the over-the-counter market or otherwise at prices acceptable to the Selling Securityholders. The Company will not receive any of the proceeds from sales of shares of common stock made under this reoffer prospectus. The Company is paying the expenses incurred in registering these shares of Class A common stock, but all selling and other expenses incurred by each of the Selling Securityholders will be borne by that Selling securityholder.

The amount of securities to be offered or resold under this reoffer prospectus by each Selling securityholder or other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three month period, the amount specified in Rule 144(e) under the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is traded on the NYSE under the symbol “SKIL.” On August 13, 2021, the last reported sale price of our Common Stock was $9.40 per share.

We are an “emerging growth company” under applicable federal securities laws and are subject to reduced public company reporting requirements.

Investing in our Class A common stock involves risks. Please see the information described under “Risk Factors” on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is August 16, 2021

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this reoffer prospectus. You must not rely on any unauthorized information or representations. This reoffer prospectus is an offer to sell only the shares of common stock offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this reoffer prospectus is current only as of its date.

Except where the context requires otherwise, in this reoffer prospectus the “Company,” “Registrant,” “we,” “us” and “our” refer to Skillsoft Corp., a Delaware corporation.

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in, or incorporated by reference into, this reoffer prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the related notes thereto incorporated by reference into this reoffer prospectus and the other documents incorporated by reference into this reoffer prospectus or to which this reoffer prospectus refers, before making an investment decision.

Our Business

For more than 20 years, Skillsoft has been the leading global provider of digital learning and talent solutions, providing best-in-class content, products and services to a large, global customer base made up of blue-chip companies. We deliver solutions that help many of the world’s leading organizations develop and retain their employees and sell our broad portfolio of proprietary content to customers through our leading sales force. We are deeply embedded with our customers, and constantly evolving to address their needs and current market trends.

We partner with thousands of leading global organizations, including approximately 70% of Fortune 1000. Our currently marketed solutions include: (i) Skillsoft legacy learning content (Skillport), (ii) the Percipio intelligent learning experience platform, (iii) SumTotal, a SaaS-based Human Capital Management (“HCM”) solution, with a leading Talent Development platform, and (iv) Global Knowledge, a global provider of training solutions covering information technology and business skills for corporations and their employees.

The enterprise learning market and professional digital learning market are rapidly growing with significant tailwinds given employers’ focus on upskilling and the shift from in-person training to digital training accelerated by the COVID-19 pandemic. Organizations invest in learning and talent solutions to build a more motivated, skilled, and resilient workforce. We help them accomplish this by delivering a complete learning solution, supported by a proven, dynamic, deep, and proprietary content portfolio. Our portfolio includes offerings in the Leadership and Business, Technology and Developer, and Compliance customer market segments. We provide our solutions through engaging learning platforms, including through our wholly-owned subsidiary, Global Knowledge, and our award-winning, state of the art learning experience platform, Percipio.

On June 11, 2021, we completed our acquisition of Global Knowledge (the “Global Knowledge Merger”). In connection with the Global Knowledge Merger, Global Knowledge became a wholly owned subsidiary of the Company. Global Knowledge is a global provider of training solutions covering information technology and business skills for corporations and their employees, and offers a wide breadth of training topics and delivery modalities (classroom, virtual, on-demand) both on a subscription and transactional basis. Through Global Knowledge, we currently offer more than 2,500 courses annually across a range of subject areas, including over 750 on-demand courses and over 2,000 instructor-led virtual courses. We believe this wide breadth of training topics and delivery modalities is a key driver for Global Knowledge’s existing customer retention and for new business growth within Global Knowledge given customer demand for a fulsome multi-modality offering.

In connection with consummation of the Merger, we have taken important steps to reposition Skillsoft as the leader in corporate digital learning and create value for shareowners. Some of our major steps include:

•	Combination with Global Knowledge. Global Knowledge is a leader in instructor-led IT training. We believe this acquisition strengthens our Tech & Dev offerings and will create better multi-modal learning experiences and generate significant cost and revenue synergies. Further, as a result of our combination with Global Knowledge, Skillsoft will now have access to authorized content from and training partnerships with some of the world’s most iconic technology brands, including Amazon Web Services, Cisco, Google, IBM, ITIL, Microsoft, Red Hat and VMware, among others.

•	Investment from Prosus. Prosus invested $500 million in connection with the Transactions. Prosus is a global internet group and one of the largest technology and EdTech investors in the world. Through this investment, we have gained both capital and expertise to support our planned growth and we strongly believe our partnership with Prosus will yield beneficial progress in the development of our business.

•	Recruitment of new, leading management team. In connection the consummation of the Transactions, we have recruited a new management team, led by Chief Executive Officer (“CEO”) Jeff Tarr. Our new management team is guiding Skillsoft through its next phase of growth. Mr. Tarr is an experienced public company CEO with a track record of transforming tech-enabled content companies into industry leaders and creating value for shareowners. In addition to Mr. Tarr, we are led by a world-class executive team with deep expertise in software, business development, and finance. See the section entitled “Management” for further information.

Recent Developments

On June 21, 2021, Skillsoft announced that its board of directors has approved the adoption of a January 31 year-end for the Company’s financial reporting, effective immediately, to align Churchill Capital Corp II (“Churchill”) and Global Knowledge with the pre-business combination Skillsoft’s fiscal year-end.

On July 16, 2021, Skillsoft Finance II, Inc. (“Skillsoft Finance II”), a subsidiary of Skillsoft Corp., entered into that certain Credit Agreement (the “Credit Agreement”), by and among Skillsoft Finance II, as borrower, Skillsoft Finance I, Inc., as holdings (“Holdings”), the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent, pursuant to which the lenders provided a $480 million term loan facility (the “Term Loan Facility”) to Skillsoft Finance II, the proceeds of which, together with cash on hand, will be used to refinance the existing first out term loan facility and second out term loan facility incurred by certain subsidiaries of Skillsoft Finance II. The Term Loan Facility is scheduled to mature on July 16, 2028 (the “Maturity Date”).

The Term Loan Facility is guaranteed by Holdings and certain material subsidiaries of Skillsoft Finance II (collectively, the “Loan Parties”). All obligations under the Credit Agreement, and the guarantees of those obligations, are secured by substantially all of the material assets of the Loan Parties.

Amounts outstanding under the Term Loan Facility shall bear interest, at the option of Skillsoft Finance II, at a rate equal to (a) LIBOR (subject to a floor of 0.75%) plus 4.75% for Eurocurrency Loans or (b) the highest of (i) the Federal Funds Effective Rate plus 1/2 of 1%, (ii) the “prime rate” quoted by the Administrative Agent, (iii) LIBOR plus 1.00% and (iv) 1.75%, plus 3.75%.

Skillsoft Finance II is required to repay the Term Loan Facility in quarterly installments in the amount of 1% per annum, payable on the last business day of each fiscal quarter. The entire remaining outstanding balance of the Term Loan Facility is payable on the Maturity Date. Voluntary prepayment is permitted under the Term Loan Facility subject to a premium of 2% for any prepayments prior to the 12 month anniversary of the Term Loan Facility.

Loan Parties are subject to various affirmative and negative covenants and reporting obligations under the Credit Facility. These include, among others, limitations on indebtedness, liens, sale and leaseback transactions, investments, fundamental changes, assets sales, restricted payments, affiliate transactions, and restricted debt payments. Events of default under the Term Loan Facility include non-payment of amounts due to the lenders, violation of covenants, materially incorrect representations, defaults under other material indebtedness, judgments and specified insolvency-related events, certain ERISA events, and invalidity of loan or collateral documents, subject to, in certain instances, specified thresholds, cure periods and exceptions.

On August 2, 2021, Skillsoft announced the appointment of Gary W. Ferrera as Chief Financial Officer, effective September 20, 2021. Ryan Murray, who has served as the Chief Accounting Officer and interim Chief Financial Officer of Skillsoft will continue in his role as Chief Accounting Officer.

Mr. Ferrera, 59, has served as Chief Financial Officer of Cardtronics since 2017 and previously held CFO roles at a number of public and private companies. Prior to Cardtronics, Mr. Ferrera served as Chief Financial Officer at DigitalGlobe, Inc.; Intrawest Resorts; Great Wolf Resorts; National CineMedia; and iesy/Unity Media. Earlier in his career, he developed M&A and capital markets expertise as an investment banker at Citigroup and Bear Stearns in both London and New York City. He also previously served as an international tax consultant with Arthur Andersen. He holds a Bachelor of Science degree in Accounting, magna cum laude, from Bentley University and an MBA from the Kellogg School of Management at Northwestern University.

An offer letter, dated August 3, 2021 (the “Agreement”), sets forth the terms of Mr. Ferrera’s employment: (i) an annual base salary of $600,000; (ii) a target bonus of 100% of his base salary, subject to a maximum payout of no less than 200% of his base salary (with a 2021 bonus of at least 100% of his base salary, as prorated from the Start Date); (iii) a number of time-based restricted stock units (“RSUs”) having a grant date fair value on the Start Date equal to $1,333,333, which RSUs will vest ratably on each of the first four anniversaries of the Start Date, subject generally to continued employment through each vesting date; (iv) a number of performance-based RSUs having a grant date fair value on the Start Date equal to $1,333,333, which performance-based RSUs will be subject to both time- and performance-based vesting conditions that will lapse (a) as to the time-vesting component, ratably in annual installments over the four-year period following the Start Date, subject generally to continued employment through each vesting date; and (b) as to the performance-vesting component, subject to the Company’s stock trading at or above $12.50 per share as reported on the New York Stock Exchange for at least 20 out of 30 consecutive trading days prior to the fourth anniversary of the date of grant (the “Share Price Threshold”); (v) a number of options having a grant date fair value on the Start Date (calculated based on the Black-Scholes value) equal to $1,333,333, which options will vest (a) 25% on the first anniversary of the Start Date and (b) the remaining 75% ratably over the following 12 quarters, in each case subject generally to continued employment through each vesting date; and (vi) a sign-on bonus of $100,000 ($75,000 of which is subject to repayment if, prior the first anniversary of the Start Date, his employment is terminated by the Company for Cause or by him without Good Reason (as such terms are defined in the Agreement).

In the event Mr. Ferrera’s employment is terminated by the Company without Cause or by him for Good Reason and such termination is not within 24 months following a Change in Control (as defined in the 2020 Plan), Mr. Ferrera will be entitled to: (i) continued payment of his annual base salary for the two-year period immediately following such termination, (ii) an amount equal to his annual target bonus, paid in equal installments in accordance with the Company’s usual payroll practices over the one-year period immediately following such termination, (iii) a pro-rata portion of his annual bonus for the fiscal year in which such termination occurs, based on actual performance through the termination date, (iv) payment of the full premium for COBRA coverage for the 18-month period immediately following such termination, (v) accelerated vesting of a prorated portion of the tranche of each outstanding time-based equity award that would have vested on the next scheduled vesting date following the termination date, and (vi) if the Share Price Threshold for the performance-based RSUs was achieved prior to the termination date, accelerated vesting of a prorated portion of the tranche of such performance-based RSUs for which the service condition would have been met on the next scheduled vesting date following the termination date. In the event his employment is terminated by the Company without Cause or by him for Good Reason within the 24-month period following a Change in Control, Mr. Ferrera will receive all of the above, except that (x) he will receive an amount equal to two times (rather than one times) his annual target bonus (which will be paid over two years, rather than one year) and (y) his unvested equity awards will fully (rather than partially) accelerate.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Corporate Information

Skillsoft is a Delaware corporation. Our principal executive offices are located at 300 Innovative Way, Suite 201, Nashua, New Hampshire 03062 and our telephone number at that address is 603-324-3000. Our website is located at https://www.skillsoft.com/. Our website and the information contained on, or accessed through, our website are not part of this reoffer prospectus, and you should rely only on the information contained in this reoffer prospectus when making an investment decision.

RISK FACTORS

Risks Related to Our Business and Operations

The impact of COVID-19 pandemic has impacted our business, operating results and financial condition, as well as the operations and financial performance of many of the customers and suppliers in industries that we serve. We are unable to predict the extent to which the pandemic and related effects will adversely impact our business operations, financial performance, results of operations, and financial position.

The COVID-19 pandemic has resulted in a widespread health crisis and numerous disease control measures are being taken to limit its spread.

The impact of the pandemic on our business has included or could in the future include:

•	increases in operational expenses and other costs related to requirements implemented to mitigate the impact of the pandemic;

•	adverse effects on economies and financial markets globally or in various markets throughout the world, potentially leading to a prolonged economic downturn or reductions in business spending, which may result in decreased net revenue, gross margins, or earnings and/or in increased expenses;

•	reduced sales as a result of restrictions on travel, limiting the ability to stage in-person demonstrations, as well as prompting potential customers to defer purchase decisions given concerns over implementation of new solutions;

•	workforce disruptions due to illness, quarantines, governmental actions, other restrictions, and/or the social distancing measures we have taken to mitigate the impact of the COVID-19 pandemic at certain of our locations around the world in an effort to protect the health and well-being of our employees and customers and of the communities in which we operate (including working from home, restricting the number of employees attending events or meetings in person, limiting the number of people in our offices at any one time, further restricting access to our facilities, suspending employee travel and the inability to meet in person with customers);

•	the inability for customers to pay based on the impact of the COVID-19 pandemic on their businesses;

•	adverse effects on employee productivity and performance if required to work remotely for an even longer period of time;

•	increases in health and welfare program costs;

•	the inability to procure the required equipment or services from partners and suppliers in a timely manner;

•	requests from customers to reduce their spend with us as a result of workforce reductions that they have had to undertake;

•	increased vulnerability to cyberattacks due to the significant number of employees working remotely; and

•	our management team continuing to commit significant time, attention and resources to monitoring the COVID-19 pandemic and seeking to mitigate its effects on our business and workforce.

The ultimate extent of the impact of the COVID-19 pandemic on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted at this time. These impacts, individually or in the aggregate, could have a material and adverse effect on our business, results of operations and financial condition. Such effect may be exacerbated in the event the pandemic and the measures taken in response to it, and their effects, persist for an extended period of time, or if there is a resurgence of the outbreak. Under any of these circumstances, the resumption of normal business operations may be delayed or hampered by lingering effects of the COVID-19 pandemic on our operations, partners, and customers.

Failure of customers to fully adopt and migrate to our Percipio platform could result in lost revenue.

We developed Percipio, our intelligent online learning platform, to replace our legacy platform, Skillport. Successful migration of existing customers from Skillport to Percipio, is essential to our ability to maintain these customer relationships. As of January 31, 2021, approximately 63% of our customers either have agreements for Percipio-only access or for Dual Deployment (as defined below) access, representing approximately 75% of our total annual recurring revenue (ARR). Certain customers have only partially migrated to Percipio, and other customers continue to utilize our Skillport platform only. One reason customers have not migrated to the Percipio platform, partially or fully, is that the Percipio platform is not yet at feature parity with Skillport. While we expect Percipio to be at substantial parity with Skillport in 2021, including having completed integrations with applicable HCM partners, there can be no assurance that we will complete the required work or that once completed, we will be able to migrate those customers now on Skillport to Percipio. Given our intention to continue our focus and resources on our Percipio platform, it can be expected that we will lose customers that are unwilling to migrate to Percipio from Skillport over the next several years.

Failure to effectively retain, expand, and continue to increase the productivity of our direct sales teams and develop and expand our indirect sales channel may impede our growth.

We will need to continue to increase the productivity and enhance the efficiency and effectiveness of our sales and marketing infrastructure in order to grow our customer base and our business. Identifying, recruiting, and onboarding these people and partners will require significant time, expense, and attention. Our business will be seriously harmed and our financial resources will be wasted if our efforts do not generate a corresponding increase in revenue, and we may be required to sacrifice near-term growth and divert management time and attention in order to drive growth. In particular, if we are unable to successfully optimize our sales structure to strengthen core competencies, align incentives, improve retention, and grow new business, we may not be able to significantly increase our revenue, profitability, and/or free cash flows.

If our security measures are breached or unauthorized access to customer data is otherwise obtained, our platforms may be perceived as insecure, we may lose existing customers or fail to attract new customers, our reputation may be harmed, and we may incur significant liabilities.

Unauthorized access to, or other security breaches of, our platforms or the other systems or networks used in our business, including those of our vendors, contractors, or those with which we have strategic relationships, could result in the loss, compromise or corruption of data, loss of business, reputational damage adversely affecting customer or investor confidence, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, significant costs for remediation, and other liabilities. We have cyber/professional liability insurance coverage for certain information security and privacy damages and claim expenses, but this coverage may be insufficient to compensate us for all liabilities that we may incur.

Our platform and the other systems or networks used in our business are also at risk for breaches as a result of third-party action, or employee, vendor, or contractor error or malfeasance. Security is one of the learning curricula we provide on our platform, which may cause our platform to be a target for hackers and others, and which may cause our brand, credibility, and reputation to be particularly sensitive to any security breaches. We have incurred and expect to continue to incur significant expenses to prevent security breaches, including deploying additional personnel and protection technologies, training employees, and engaging third-party experts and consultants. However, since the techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not identified until after they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period and, therefore, have a greater impact on our platform, the proprietary and other confidential data contained therein or otherwise stored or processed in our operations, and ultimately on our business.

Increased competition may result in decreased demand for our products and services, which may result in reduced revenue and gross profits and loss of market share.

The market for corporate learning and talent development solutions is highly fragmented, rapidly evolving and competitive. In addition to increased competition from new companies entering the market, established companies are entering the market through acquisitions of smaller companies, which directly compete with us, and this trend is expected to continue. We may also face competition from publishing companies, educational institutions, vendors of enterprise application software, and human resource outsourcers, including those vendors with whom we have formed development and marketing alliances. Our primary sources of direct competition are:

•	third-party suppliers of instructor-led information technology, software development, compliance, business, leadership management, and professional skills education and training;

•	enterprise software application providers with solutions they have developed to meet the needs of the human capital management;

•	technology companies that offer learning courses covering their own technology products;

•	suppliers of digital or distance learning solutions;

•	free learning content;

•	internal education and training departments and human resources outsourcers of potential customers;

•	value-added resellers and network integrators; and

•	educational institutions.

Growing competition may result in price reductions, reduced revenue and gross profits, and loss of market share, any one of which would have a material adverse effect on our business. Current and potential competitors have and may have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition, and we may face increasing price pressures from competitors as buyers demand more value for their learning and talent development budgets. Accordingly, we may be unable to provide digital learning and talent development solutions that compare favorably with new technology-led techniques, other interactive training software or human capital management platforms, or new learning solutions. Our future success will depend upon the extent to which we are able to develop and implement products which address emerging market requirements on a cost effective and timely basis. Product development is risky because it is difficult to foresee developments in technology, coordinate technical personnel, and identify and eliminate design flaws. Any significant delay in releasing new products could have a material adverse effect on the ultimate success of our products and could reduce sales of predecessor products.

Emerging technologies also impact the competitive landscape for learning and talent development solutions. New content development methodologies and/or features and functionality that enhance the learner experience could adversely impact our ability to compete in the market. New market entrants that provide technologies that improve the content delivery and/or management of learning solutions could also increase the level of competition in the market. In addition, even if companies implement technology-based learning solutions, they may still choose to design, develop, deliver, or manage all or part of their learning and development programs internally. If the shift to technology-based learning is not realized, or if companies do not use the products and services of third parties to develop, deliver, or manage their learning and development needs, then some of our products and services may not achieve commercial success.

Lower priced solutions from competitors and access to free content will put pricing pressure on our solutions, and our ability to compete and maintain pricing will be dependent on our ability to differentiate our learning content and the learner experience our platform delivers.

New products introduced by us may not be successful.

An important part of our growth strategy is the continued development and enhancement of our existing offerings and the introduction of new learning content and the delivery of enhanced platform features and functionality. These activities can open new revenue streams, ensure the currency of our content portfolio, and support customer renewals and upgrades. Despite our efforts, we cannot assure you that we will be successful in updating and enhancing our current learning assets, developing and introducing new learning content, or delivering enhanced or new platform features and functionality, or that what we develop or introduce will be met with commercial acceptance. The failure to successfully introduce new, and enhance existing, learning content and platform functionality will not only hamper our growth prospects, but may also adversely impact our net income due to the development and marketing expenses associated with those offerings.

We depend on senior leadership to manage and operate the business, and if we fail to retain and attract highly qualified employees our business could be harmed.

Our success is largely dependent on the personal efforts and abilities of our senior management. Failure to retain these executives, or the loss of certain additional senior management personnel or other key employees, could have a material adverse effect on our business and future prospects. In addition, in connection with the Merger and the Global Knowledge Merger, we made significant changes to our management team, including the appointment of a new chief executive officer at closing.

Ours is a global business, and our success is also dependent, in part, on our ability to attract and retain qualified sales, marketing, and operational personnel capable of supporting a larger and more diverse worldwide customer base. The loss of a significant number of our technology, content or sales personnel and their services could be disruptive to our development efforts or customer relationships. In addition, if any of our key employees joins a competitor or decides to otherwise compete with us, we may experience a material disruption of our operations and business strategy, which may cause us to lose customers or increase operating expenses and may divert our attention as we seek to recruit replacements for the departed employees.

We rely on third parties to provide us with learning content and subject matter expertise, and have content production relationships with third parties for our courses and learning content, and our relationships with these third parties may be terminated or fail to meet our requirements.

We rely on independent third parties and subject matter experts to provide us with some of the learning content for certain of our courses and learning assets based on learning objectives and specific instructional design templates which we develop. We also have arrangements with content development partners for the production of our learning courseware and other digital learning assets. If these group development partners and content providers/subject matter experts were to stop working with us, we cannot predict whether content would be available from reliable alternative sources or that we could enter into development partner relationships on reasonable terms and in a timely manner. In addition, our digital book collections rely on third-party publishers to provide the content that is in our digital book offerings. If one or more of these publishers were to terminate their license with us, we may not be able to find substitute publishers for such content or we may be forced to pay increased royalties to these publishers to continue our licenses with them.

In the event that we are unable to maintain or expand our current development relationships or enter into new development relationships, our operating results and financial condition could be materially adversely affected. In addition, the collaborative nature of the development process under these arrangements may result in longer development times and less control over the timing of delivery of certain product offerings. Our strategic partners may from time to time renegotiate the terms of their agreements with us, which could result in changes to the royalty or other economic terms, which could reduce our gross margins.

The partners we rely on as part of the production process and for content or subject matter expertise may compete with us, which could harm our results of operations. Our agreements with these third parties generally do not restrict them from developing content for our competitors or from competing directly with us.

Acquisitions, including the acquisition of Global Knowledge, may not produce the benefits we anticipate and could harm our current operations.

One aspect of our business strategy is to pursue acquisitions of businesses or technologies that will contribute to our future growth. However, we may not be successful in identifying or consummating attractive acquisition opportunities. Moreover, any acquisitions we do consummate may not produce benefits commensurate with the purchase price we pay or our expectations for the acquisition. Finally, acquisitions involve numerous risks, including:

•	difficulties in integrating the technologies, operations, business systems, financial controls, and personnel of the acquired company;

•	failure to realize expected synergies or capture the value required for the acquisition to be successful;

•	difficulties in retaining or transitioning customers and employees of the acquired company;

•	diversion of management time and focus;

•	the incurrence of unanticipated expenses associated with the acquisition or the assumption of

•	unknown liabilities or unanticipated financial, accounting or other problems of the acquired company; and

•	accounting charges related to the acquisition, including restructuring charges, transaction costs, write-offs of in-process research and development costs, and subsequent impairment charges relating to goodwill or other intangible assets acquired in the transaction.

Our success is dependent on the reliability and consistent performance of our information systems and our Software as a Service (“SaaS”) infrastructure.

Our success is highly dependent on the consistent performance of our information systems and Internet infrastructure. If our SaaS environment fails for any reason or if it experiences any unscheduled downtimes, even for only a short period, our business and reputation could be materially harmed. We have in the past experienced performance problems and unscheduled downtime, and these problems could recur. We currently rely on third parties for proper functioning of computer infrastructure, delivery of our learning and talent development applications and the performance of our destination site. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, earthquake, financial patterns of hosting providers and similar events. Any system failures could adversely affect customer usage of our solutions and user traffic results in any future quarters, which could adversely affect our revenue and operating results and harm our reputation with customers and commerce partners. The satisfactory performance, reliability, and availability of our website, computer infrastructure and learning platform are critical to our reputation and ability to attract and retain customers and commerce partners. We cannot accurately project the rate or timing of any increase in traffic to our website and, therefore, the integration and timing of any upgrades or enhancements required to facilitate any significant traffic increase to the website are uncertain. The failure to expand and upgrade our website or if we experience any system error, failure or extended down time, our business, reputation, financial condition or results of operations could be materially harmed.

Our quarterly operating results may fluctuate significantly, limiting your ability to evaluate historical financial results and increasing the likelihood that our results will fall below market analysts’ expectations.

Our operating results have historically fluctuated, and our operating results may in the future continue to fluctuate, as a result of factors, which include, without limitation:

•	the period between our initial contact with a potential customer and the purchase of our products by that customer, which typically ranges from three to eighteen months or more;

•	the size, timing and successful closing of new/renewal agreements and upgrades;

•	the speed of the migration of existing customers to our new platform the announcement, introduction and acceptance of new products, product enhancements and technologies by us and our competitors;

•	the mix of sales between our field sales force, our other direct sales channels and our telesales channels;

•	general conditions in the U.S. and/or the international economy;

•	the loss of significant customers;

•	delays in availability of new products;

•	product or service quality problems;

•	seasonality — due to the budget and purchasing cycles of our customers, we expect order intake and billings will generally be strongest in the second half of our fiscal year and weakest in the first half of our fiscal year;

•	the spending patterns of our customers, including their internal budgeting, procurement, and approval processes;
•	royalty rates;

•	litigation costs and expenses;

•	non-recurring charges related to acquisitions;

•	growing competition that may result in price reductions and customer loss; and

•	currency fluctuations.

Most of our expenses, such as interest, rent and most employee compensation excluding sales commissions do not vary directly with revenue and are difficult to adjust in the short-term. As a result, if revenue for a particular quarter is below our expectations, we could not proportionately reduce operating expenses for that quarter. Any such revenue shortfall would, therefore, have a disproportionate effect on our expected operating results for that quarter.

Demand for our products and services is susceptible to general global market and economic conditions.

Weakness in the United States, the European Union (the “EU”) and/or the worldwide economy has had and could continue to have a negative effect on demand for our products and our results of operations. Companies may not view training products and services as critical to the success of their businesses. If these companies continue to experience disappointing operating results, whether as a result of adverse economic conditions, competitive issues or other factors, they may decrease or forgo education and training expenditures before limiting their other expenditures or in conjunction with lowering other expenses. In addition, during economic downturns, customers may slow the rate at which they pay vendors or may become unable to pay their debts as they become due, which would have a negative effect on our results of operations and financial condition.

Further, the United Kingdom (the “UK”) withdrew from the EU on January 31, 2020, pursuant to a transitionary withdrawal agreement with the EU that in substance maintains the pre-withdrawal, status quo until the end of 2020. The full impact of the British exit from the EU (commonly known as “Brexit”). On December 24, 2020, the UK and the EU entered into a trade and cooperation agreement, effective January 1, 2021 (the “Brexit Trade Agreement”), which governs, among other things, trade between the UK and the EU. The full impact of the Brexit Trade Agreement and its related consequences remain uncertain, including with respect to ongoing negotiations between the UK and EU and new trade agreements with global trading partners. In addition, conflicts in the Middle East and elsewhere, and the ongoing COVID-19 pandemic have created many economic and political uncertainties which have impacted worldwide markets. These global economic and political conditions may impact our business in a number of ways. The revenue growth and potential profitability of our business depends on demand for digital learning content and enterprise human capital management application software generally and for learning and talent development solutions in particular. We sell our products primarily to large, mid-sized, and small business organizations whose businesses fluctuate based on general economic and business conditions.

In addition, a portion of our customer contract value is attributable to the number of users of our products at each of our customers, which in turn is influenced by the employment and hiring patterns of our customers and potential customers globally. To the extent that economic uncertainty or weak economic conditions cause our customers and potential customers to freeze or reduce their headcount, demand for our products may be negatively affected. Additionally, economic downturns have historically resulted in overall reductions in spending on information technology and learning and talent development solutions as well as pressure from customers and potential customers for extended billing terms. If economic, political, or market conditions deteriorate, or if there is uncertainty around these conditions, our customers and potential customers may elect to decrease their information technology and people development budgets by deferring or reconsidering product purchases, which would limit our ability to grow our business and negatively affect our operating results.

Our results of operations could be adversely affected by natural disasters, public health crises, political crises, or other catastrophic events.

Natural disasters, such as earthquakes, hurricanes, tornadoes, floods, and other adverse weather and climate conditions; unforeseen public health crises, such as pandemics and epidemics, including the ongoing COVID-19 pandemic; political crises, such as terrorist attacks, war, and other political instability; or other catastrophic events, whether occurring in the United States or internationally, could disrupt our operations in any of our offices or the operations of one or more of our third-party providers and vendors. To the extent any of these events occur, our business and results of operations could be adversely affected.

We may be unable to protect our proprietary rights. Unauthorized use of our intellectual property may result in development of products or services that compete with ours. Claims that we infringe upon the intellectual property rights of others could result in costly litigation or royalty payments to third parties, or require us to reengineer or cease sales of our products or services.

Our success depends to a degree upon the protection of our rights in intellectual property. We rely upon a combination of patent, trade secret, copyright, and trademark laws to protect our proprietary rights. We have also entered into, and will continue to enter into, confidentiality agreements with our employees, consultants and third parties to seek to limit and protect the distribution of confidential information. However, we may not have signed protective agreements in every case.

Although we have taken steps to protect our proprietary rights, these steps may be inadequate. Existing patent, trade secret, copyright, and trademark laws offer only limited protection. Moreover, the laws of other countries in which we market our products may afford little or no effective protection of our intellectual property. Additionally, unauthorized parties may copy aspects of our products, services, or technology or obtain and use information that we regard as proprietary. Other parties may also breach protective contracts we have executed or will in the future execute. We may not become aware of, or have adequate remedies in the event of, a breach related to such agreements. Litigation may be necessary in the future to enforce or to determine the validity and scope of our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Even if we were to prevail, such litigation could result in substantial costs and diversion of management and technical resources.

Additionally, third parties have in the past and could in the future claim that our current or future products infringe their intellectual property rights. Any claim, with or without merit, could result in costly litigation or require us to reengineer or cease sales of our products or services, any of which could have a material adverse effect on our business. Infringement claims could also result in an injunction barring the sale of our products or require us to enter into royalty or licensing agreements. Licensing agreements, if required, may not be available on terms acceptable to the combined company or at all. From time to time we learn of parties that claim broad intellectual property rights in the learning and talent development area that might implicate our offerings. These parties or others could initiate actions against us in the future.

Our worldwide operations are subject to risks that could negatively impact our future operating results.

We expect that international operations will continue to account for a large portion of our revenue and are subject to inherent risks, including:

•	difficulties or delays in developing and supporting non-English language versions of our products and services;

•	political and economic conditions in various jurisdictions;

•	difficulties in staffing and managing foreign subsidiary operations;

•	multiple, conflicting and changing governmental laws and regulations;

•	the influence of works councils or similar employee representative bodies on the procurement process and customer investment decisions;

•	protectionist laws and business practices that may favor local competitors;

•	difficulties in finding and managing local resellers;

•	foreign currency fluctuations, including the Euro, pound sterling, Canadian dollar, Australian dollar, Indian rupee, Singapore dollar and related currencies;

•	potential adverse tax consequences; and

•	the absence or significant lack of legal protection for intellectual property rights.

Any of these factors could have a material adverse effect on our future operations outside of the United States, which could negatively impact our future operating results.

We might require additional capital to support our growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our growth and may require additional funds to respond to business challenges, including the need to develop new features or enhance our existing platform or acquire complementary businesses, technologies, and content. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our ordinary shares. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our growth and to respond to business challenges could be significantly impaired.

Our business could be affected by new governmental regulations regarding the Internet as well as by changes impacting the speed and reliability of the Internet.

Various laws and regulations could impede the growth of the Internet or other online services, and new laws and regulations may be adopted in the future. These laws and regulations could limit internet neutrality, involve taxation, tariffs, privacy, data protection, information security, content, copyrights, distribution, electronic contracts and other communications, consumer protection, and the characteristics and quality of services, any of which could decrease the demand for, or the usage of, our platform. To date, government regulations have not materially restricted use of the Internet in most parts of the world. However, the legal and regulatory environment pertaining to the internet is uncertain and governments may impose regulation in the future. New laws may be passed, courts may issue decisions affecting the Internet, existing but previously inapplicable or unenforced laws may be deemed to apply to the Internet, regulatory agencies may begin to more rigorously enforce such formerly unenforced laws, or existing legal safe harbors may be narrowed, both by U.S. federal or state governments or by governments of foreign jurisdictions.

Any factors that adversely affect Internet usage could disrupt the ability of those users to access our learning and talent development solutions, which would adversely affect customer satisfaction and therefore our business. In addition, such changes in laws could increase our costs of doing business or prevent us from delivering our services over the internet or in specific jurisdictions, which could harm our business and our results of operations.

Our ability to increase the effectiveness and scope of our services to customers is ultimately limited by the speed and reliability of both the Internet and our customers’ internal networks. Consequently, the emergence and growth of the market for our products and services depends upon the improvements being made to the entire Internet as well as to our individual customers’ networking infrastructures to alleviate overloading and congestion. If these improvements are not made, and the quality of networks degrades, the ability of our customers to use our products and services will be hindered and our revenue may suffer.

Existing or future laws and regulations relating to privacy or data security could increase the cost of our products, limit their use and adoption, and subject us or our customers to litigation, regulatory investigations and penalties, and other potential liabilities.

The U.S. and various state governments have adopted or proposed laws governing the collection, use, storage, sharing and processing of personal data. Several foreign jurisdictions, including but not limited to the EU and its member states, the UK, Korea, Japan, Singapore, Australia, and India, have adopted legislation (including directives or regulations) that increase or change the requirements governing the personal data of individuals in these jurisdictions. In some cases, these laws impose obligations not only on many of our customers, but also directly on us. These laws and regulations are complex and change frequently, at times due to differing economic conditions and changes in political climate, with new laws and regulations proposed frequently and existing laws and regulations subject to different and conflicting interpretations. These laws have the potential to increase costs of compliance, risks of noncompliance and penalties for noncompliance, and the cost and complexity of selling and delivering our solutions.

For example, the EU’s General Data Protection Regulation (“GDPR”), which took effect on May 25, 2018, imposes obligations on our customers and directly on us. Among other obligations under the GDPR, we are required to give more detailed disclosure about how we collect, use and share personal data; contractually commit to data protection measures in our contracts with customers; maintain adequate data security measures; notify regulators and affected individuals of certain personal data breaches; meet extensive privacy governance and documentation requirements; and honor individuals’ expanded data protection rights, including their rights to access, correct and delete their personal data. Companies that violate the GDPR can face fines of up to the greater of 20 million euros or 4% of their worldwide annual revenue, and restrictions on data processing. Our customers’ or our vendors’ failure to comply with the GDPR could lead to significant fines imposed by regulators or restrictions on our ability to process personal information as needed to provide our services. We may also be obligated to assist our customers with their own compliance obligations under the GDPR.

In addition, the mechanisms allowing companies to transfer personal data outside of the European Economic Area (“EEA”) face ongoing legal challenges in the EU and threaten our ability to lawfully process personal data where we operate outside of the EEA. These challenges have been brought against the European Commission’s Standard Contractual Clauses for transfers of personal data, on which we rely to transfer personal data from the EEA. Loss of our ability to lawfully transfer personal data out of the EEA to any other jurisdictions may cause reluctance or refusal by current or prospective European customers to use our products. Additionally, other countries outside of the EEA have passed or are considering passing laws requiring local data residency, which could increase the cost and complexity of delivering our services.

In addition, the California legislature passed the California Consumer Privacy Act of 2018 (“CCPA”), which took effect on January 1, 2020. The CCPA gives California residents certain rights similar to the individual rights given under the GDPR, including the right to access and delete their personal information, opt-out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA prohibits discrimination against individuals who exercise their privacy rights, provides for civil penalties for violations, and creates a private right of action for data breaches that is expected to increase data breach litigation. Since the enactment of the CCPA, new privacy and data security laws have been proposed in more than half of the U.S. states and in the U.S. Congress, reflecting a trend toward more stringent privacy legislation in the United States. California voters also approved the California Privacy Rights Act (the “CPRA”) on November 3, 2020, which will amend and expand the CCPA, including by providing consumers with additional rights with respect to their personal information. The CPRA will come into effect on January 1, 2023, applying to ∙ 24 ∙ information collected by businesses on or after January 1, 2022.

The costs of compliance with, and other burdens imposed by, privacy and data security laws and regulations may limit the use and adoption of our services, lead to negative publicity, reduce overall demand for our services, make it more difficult to meet expectations of or commitments to customers, require us to take on more onerous obligations in our contracts with customers, lead to significant fines, penalties or liabilities for noncompliance, or slow the pace at which we close sales transactions, any of which could harm our business. These laws could also impact our ability to offer, or our customers’ ability to deploy, our services in certain locations. The costs, burdens, and potential liabilities imposed by existing privacy laws could be compounded if other jurisdictions in the United States or abroad begin to adopt similar or more stringent laws.

Furthermore, concerns regarding data privacy and security may cause our customers’ customers to resist providing data that allows our customers to use our services more effectively. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our products or services and could limit adoption of our cloud-based solutions.

Any of these matters could materially adversely affect our business, financial condition, or operational results.

Failure to comply with anti-bribery, anti-corruption and anti-money laundering laws could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act (“FCPA”), the UK Bribery Act, and other anti-corruption, anti-bribery, and anti-money laundering laws in various jurisdictions both domestic and abroad. We leverage third parties, including channel partners, to sell subscriptions to our solution and conduct our business abroad. We and our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, channel partners, and agents, even if we do not explicitly authorize such activities. While we have policies and procedures to address compliance with such laws, we cannot guarantee that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. Any violation of the FCPA, the UK Bribery Act, or other applicable anti-bribery, anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. or other government contracts, all of which may have an adverse effect on our reputation, business, operating results, and prospects.

Our business could be adversely affected if our products contain errors.

Software products contain known and undetected errors or “bugs” that result in product failures. The existence of bugs could result in loss of or delay in revenue, loss of market share, diversion of product development resources, injury to reputation or damage to efforts to build brand awareness, any of which could have a material adverse effect on our business, operating results and financial condition.

Changes in tax laws, unfavorable resolution of tax examinations, or exposure to additional tax liabilities could have a material adverse effect on our results of operations, financial condition and liquidity.

We operate in a number of tax jurisdictions globally, including in the U.S., Ireland and Luxembourg. Governments in the jurisdictions in which we operate implement changes to tax laws and regulations periodically. Any implementation of tax laws that fundamentally change the taxation of corporations in the U.S., Ireland or Luxembourg and other applicable jurisdictions could materially impact our effective tax rate and could have a significant adverse impact on our financial results. In addition, our effective tax rate could fluctuate due to changes in the mix of earnings and losses in countries with differing statutory tax rates. Our tax expense could also be impacted by changes in non-deductible expenses, changes in the tax treatment of equity-based compensation, changes in the valuation of deferred tax assets and liabilities and our ability to utilize them, the applicability of withholding taxes, effects from acquisitions, and the evaluation of new information that results in a change to a tax position taken in a prior period.

We are also subject to examinations of our tax returns by tax authorities in various jurisdictions around the world. We regularly assess the likelihood of adverse outcomes resulting from ongoing tax examinations to determine the adequacy of our provision for taxes. These assessments can require a high degree of judgment and estimation. Intercompany transactions associated with the sale of services and intellectual property and cost share arrangements are complex and affect our tax liabilities. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in multiple jurisdictions. Successful unilateral or multi-jurisdictional actions by various tax authorities, including in the context of our current or future corporate operating structure and third-party and intercompany arrangements (including transfer pricing and the manner in which we develop, value and use our intellectual property), may increase our worldwide effective tax rate, result in additional taxes or other costs or have other material consequences, which could harm our operations, financial results and condition. A difference in the ultimate resolution of tax uncertainties from what is currently estimated could have an adverse effect on our financial results and condition.

We could be subjected to legal actions based upon the content we include in our courseware or learning assets.

It is possible that we could become subject to legal actions based upon claims that our course content or other learning assets infringe the rights of others or is erroneous. Any such claims, with or without merit, could subject us to costly litigation and the diversion of our financial resources and management personnel. The risk of such claims is exacerbated by the fact that certain learning content is provided by third parties over whom we exert limited control. Further, if such claims are successful, we may be required to alter the content, pay financial damages, or obtain content from others.

Risks Related to our Indebtedness and Certain Other Obligations

Our degree of leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk and prevent us from meeting obligations on our indebtedness.

Our degree of leverage could have potentially adverse consequences, including: making it more difficult for us to make payments on our indebtedness; increasing our vulnerability to general economic and industry conditions; requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures, research and development and future business opportunities; exposing us to the risk of increased interest rates under our credit facilities to the extent such facilities have variable rates of interest; limiting our ability to make strategic acquisitions and investments; limiting our ability to refinance our indebtedness as it becomes due; and limiting our ability to adjust quickly or at all to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our financing agreements contain various covenants that limit our ability to engage in specific types of transactions. These covenants limit our and our subsidiaries’ ability to incur or guarantee additional debt and issue or sell certain preferred stock; pay dividends on, redeem or repurchase our capital stock; make certain acquisitions or investments; incur or assume certain liens; enter into transactions with affiliates; and sell assets to, or merge or consolidate with, another company. A breach of any of these covenants could result in a default under our debt instruments.

We may not be able to generate sufficient cash to service all of our indebtedness, and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

Additionally, our subsidiaries may not be able to, or may not be permitted to, make distributions or debt repayments to enable us to make payments in respect of our indebtedness. Each such subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from them. While our existing credit agreements limit the ability of our guarantor subsidiaries to incur consensual encumbrances and include restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive cash from our subsidiaries, we will be unable to make required principal and interest payments on our indebtedness.

If our cash flow and capital resources are insufficient to fund our debt service obligations and operating lease obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our existing credit agreements restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could otherwise realize from such dispositions and any such proceeds that are realized may not be adequate to meet any debt service obligations then due.

Risks related to ownership of our Class A common stock

If the benefits of the Merger or the Global Knowledge Merger do not meet the expectations of financial analysts, the market price of the Class A common stock of the Skillsoft may decline.

The market price of the Class A common stock of the Skillsoft may decline as a result of the Merger or the Global Knowledge Merger, as applicable, if Skillsoft does not achieve the perceived benefits of the Merger or the Global Knowledge Merger as rapidly, or to the extent anticipated by, financial analysts or the effect of the Merger or the Global Knowledge Merger on the financial results of Skillsoft is not consistent with the expectations of financial analysts. Accordingly, holders of the Class A common stock of Skillsoft may experience a loss as a result of a decline in the market price of the Class A common stock. In addition, a decline in the market price of the Class A common stock of Skillsoft could adversely affect the ability of Skillsoft to issue additional securities and to obtain additional financing in the future.

The unaudited pro forma condensed combined financial information included in this reoffer prospectus is preliminary and based on a number of assumptions and the actual financial condition and results of operations after the Merger and the Global Knowledge Merger may differ materially.

The unaudited pro forma financial information incorporated into this prospectus is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position or results of operations of Skillsoft were once the Merger and the Global Knowledge Merger had been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that Churchill, Skillsoft and Global Knowledge currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, among other things, to pro forma acquisition accounting recognize the acquired assets and assumed liabilities of Skillsoft. The pro forma acquisition accounting incorporated into this prospectus is preliminary, and the final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of Skillsoft and Global Knowledge as of the date of the completion of the Merger and the Global Knowledge Merger. In addition, following the completion of the Merger and the Global Knowledge Merger, there may be further refinements of the acquisition as additional information becomes available. Accordingly, the acquisition accounting adjustments may differ materially from our pro forma adjustments.

Legal proceedings in connection with the Merger, the outcomes of which are uncertain, could impact the price of our securities.

In connection with the Merger, certain Churchill shareholders have filed lawsuits and other Churchill shareholders have threatened to file lawsuits alleging breaches of fiduciary duty and violations of the disclosure requirements of the Exchange Act, which were ultimately dismissed. Additional lawsuits may be filed against us or our directors and officers relating to or as a result of the Merger. Defending such additional lawsuits could require us to incur significant costs and draw the attention of our management team. Further, the defense or settlement of any lawsuit or claim may adversely affect our business, financial condition, results of operations and cash flows. Such legal proceedings could affect the price of our securities.

Our Derivative Instruments are accounted for as liabilities and the changes in value of our Derivative Instruments could have a material effect on our financial results.

On April 12, 2021, the Staff at the SEC issued a statement (the “SEC Statement”) discussing the accounting implications of certain terms that are common in warrants issued by special purpose acquisition companies. In light of the SEC Statement and guidance in Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging  —  Contracts in Entity’s Own Equity,” Churchill’s management evaluated the terms of the warrant agreement entered into in connection with the Churchill IPO and concluded that the warrant agreement governing public warrants and the private placement warrants (together, the “warrants”) include provisions that, based on the SEC Statement, preclude the warrants from being classified as components of equity. As a result, Churchill classified the warrants, the 2020 note and the Prosus Subscription Agreement (together, the “Derivative Instruments”) as liabilities. Under this accounting treatment, Churchill was required to measure the fair value of the Derivative Instruments at the end of each reporting period and recognize changes in the fair value from the prior period in their operating results for the current period. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. We expect that we will recognize non-cash gains or losses due to the quarterly fair valuation of the Derivative Instruments and that such gains or losses could be material.

In connection with the restatement of Churchill’s financial statements, Churchill’s management has concluded that its disclosure controls and procedures and internal control over financial reporting were not effective as of December 31, 2020 due to a material weakness in internal control over financial reporting solely related to its accounting for Derivative Instruments.

Following the issuance of the SEC Statement and after consultation with Churchill’s independent registered public accounting firm and its management team, Churchill concluded that, in light of the SEC Statement, it was appropriate to restate its previously issued audited financial statements as of and for the year ended December 31, 2020 and the period from April 11, 2019 (inception) through December 31, 2019. Churchill also restated the financial statements as of July 1, 2019, as of and for the period ended September 30, 2019, as of December 31, 2019, and as of and for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020. As part of such process, Churchill identified a material weakness in its internal controls over financial reporting, solely related to its accounting for Derivative Instruments as further discussed herein.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We expect to take steps to remediate the material weakness moving forwards, but there is no assurance that any remediation efforts will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

Our stock price may change significantly and you could lose all or part of your investment as a result.

The trading price of shares of our Class A common stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in the risk factors above and below and the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of Skillsoft’s competitors;

•	changes in expectations as to Skillsoft’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	declines in the market prices of stocks generally;

•	strategic actions by Skillsoft or its competitors;

•	announcements by Skillsoft or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•	any significant change in Skillsoft’s management;

•	changes in general economic or market conditions or trends in Skillsoft’s industry or markets;

•	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to Skillsoft’s business;

•	future sales of common stock or other securities of Skillsoft;

•	investor perceptions or the investment opportunity associated with the common stock of Skillsoft relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by Skillsoft or third parties, including the filings of Skillsoft with the SEC;

•	litigation involving Skillsoft, Skillsoft’s industry, or investigations by regulators into Skillsoft’s operations or those of their competitors;

•	guidance, if any, that Skillsoft provides to the public, any changes in this guidance or Skillsoft’s failure to meet this guidance;

•	the development and sustainability of an active trading market for the stock of Skillsoft;

•	actions by institutional or activist stockholders;

•	changes in accounting standards, policies, guidelines, interpretations or principles; and

•	other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of the Class A common stock of Skillsoft, regardless of Skillsoft’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of the Class A common stock of Skillsoft is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If Skillsoft was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from Skillsoft’s business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on our Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

Skillsoft intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of Skillsoft’s Class A common stock will be at the sole discretion of Skillsoft’s board of directors. Skillsoft’s board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of Skillsoft’s existing and outstanding indebtedness and may be limited by covenants of any future indebtedness Skillsoft incurs. As a result, you may not receive any return on an investment in our Class A common stock unless you sell our Class A common stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about Skillsoft’s business or if they downgrade our stock or Skillsoft’s sector, our stock price and trading volume could decline.

The trading market for our Class A common stock will rely in part on the research and reports that industry or financial analysts publish about Skillsoft or its business. Skillsoft will not control these analysts. In addition, some financial analysts may have limited expertise with Skillsoft’s model and operations. Furthermore, if one or more of the analysts who do cover Skillsoft downgrade its stock or industry, or the stock of any of its competitors, or publish inaccurate or unfavorable research about its business, the price of our stock could decline. If one or more of these analysts ceases coverage of Skillsoft or fails to publish reports on it regularly, Skillsoft could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Future sales, or the perception of future sales, by Skillsoft or its stockholders in the public market could cause the market price for our Class A common stock to decline.

The sale of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for Skillsoft to sell equity securities in the future at a time and at a price that it deems appropriate.

As of June 11, 2021, Skillsoft had a total of 133,059,021 shares of Class A common stock outstanding and warrants to purchase an aggregate of 61,966,667 shares of Class A common stock outstanding. Following the expiration of a 180-day lock-up period, all shares issued in the Merger (other than shares issued under the PIPE Subscription Agreements) will be freely tradable without registration under the Securities Act of 1933, as amended (the “Securities Act”), and without restriction by persons other than Skillsoft’s “affiliates”(as defined under Rule 144 of the Securities Act, “Rule 144”), including Skillsoft’s directors, executive officers and other affiliates.

On June 11, 2022, upon the expiration or waiver of the lock-ups described in “Securities Act Restrictions on Resale of Securities — Lock-up Agreements,” shares held by certain stockholders of Skillsoft will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144. In addition, pursuant to a registration rights agreement, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our Class A common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of our Class A common stock to decline. As of completion of the Merger, the shares covered by registration rights represent approximately 53% of our outstanding common stock, without giving effect to the issuance of any shares underlying the warrants.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of the our Class A common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for Skillsoft to raise additional funds through future offerings of our shares of Class A common stock or other securities.

In addition, the shares of our Class A common stock reserved for future issuance under Skillsoft’s equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The compensation committee of our board of directors may determine the exact number of shares to be reserved for future issuance under its equity incentive plans at its discretion. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Company’s Class A common stock or securities convertible into or exchangeable for shares of our Company’s Class A common stock issued pursuant to Skillsoft’s equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, we may also issue its securities in connection with investments or acquisitions. The amount of shares of our Class A common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of Class A common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our Charter and bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

•	a staggered board, which means that our board of directors is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;

•	the ability of our board of directors to issue one or more series of preferred stock;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	certain limitations on convening special stockholder meetings;

•	limiting the ability of stockholders to act by written consent; and

•	providing that our board of directors is expressly authorized to make, alter or repeal our bylaws.

These anti-takeover provisions could make it more difficult for a third party to acquire Skillsoft, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause Skillsoft to take other corporate actions you desire. See “Description of Securities”.

The Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with Skillsoft or its directors, officers, employees or stockholders.

The Charter provides that, subject to limited exceptions, any (1) derivative action or proceeding brought on behalf of Skillsoft, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee to Skillsoft or its stockholders, (3) action asserting a claim arising pursuant to any provision of the DGCL or the Charter or our bylaws or (4) action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of Skillsoft’s capital stock shall be deemed to have notice of and to have consented to the provisions of the Charter described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Skillsoft or its directors, officers or other employees, which may discourage such lawsuits against Skillsoft and its directors, officers and employees. Alternatively, if a court were to find these provisions of the Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Skillsoft may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect Skillsoft’s business and financial condition. Notwithstanding the foregoing, the Charter will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Charter. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Skillsoft or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of the Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

The NYSE may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our Class A common stock and Public Warrants are currently listed on the NYSE. There can be no assurance that we will be able to comply with the continued listing standards of NYSE. If the NYSE delists our Class A common stock from trading on its exchange for failure to meet the listing standards, our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•	a determination that our common stock is a “penny stock” which will require brokers trading in such securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities become delisted from the NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

USE OF PROCEEDS

If shares of Class A common stock are resold by the Selling Securityholders, we will not receive any proceeds from such sale. The shares of Class A common stock will be offered for the respective accounts of the Selling Securityholders. See the sections titled “Selling Securityholders” and “Plan of Distribution” below.

DETERMINATION OF OFFERING PRICE

The Selling Securityholders may sell the shares of our Class A common stock issued to them from time to time at prices and at terms prevailing or at prices related to the current market price, or in negotiated transactions.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is qualified in its entirety by our second amended and restated certificate of incorporation and bylaws. The full text of our second amended and restated certificate of incorporation and bylaws are filed as exhibits to our SEC reports. For a complete description of the rights and preferences of our securities, we urge you to read our second amended and restated certificate of incorporation, bylaws and the applicable provisions of Delaware law.

Authorized and Outstanding Stock

Our second amended and restated certificate of incorporation authorizes the issuance of shares of our capital stock, each with a par value of $0.0001, consisting of (a) 375,000,000 shares of Class A common stock and (b) 20,000,000 shares of Class B common stock; (c) 3,840,000 shares of Class C common stock and (d) 10,000,000 shares of preferred stock. The outstanding shares of Class A common stock are, and the shares of common stock issuable upon exercise of the warrants will be, duly authorized, validly issued, fully paid and non-assessable.

As of immediately following the consummation of the Transactions, there were (i) 133,059,021 shares of our Class A common stock outstanding, excluding the 34,690,979 shares that were validly redeemed in connection with the Transactions; (ii) Nil shares of Class B common stock outstanding; (iii) Nil shares of Class C common stock outstanding; (iv) no shares of preferred stock outstanding; (v) 23,000,000 shares of Class A common stock issuable upon the exercise of the Public Warrants; (vi) 15,800,000 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants; (vii) 1,500,000 shares of Class A common stock issuable upon the exercise of the Working Capital Warrants; (viii) 16,666,667 shares of Class A common stock issuable upon the exercise of the Prosus Warrants; and (ix) 5,000,000 shares of Class A common stock issuable upon exercise of the Global Knowledge Warrants.

Class A Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under our second amended and restated certificate of incorporation, the holders of Class A common stock will possess all voting power for the election of directors and all other matters requiring stockholder action and will be entitled to one vote per share on matters to be voted on by stockholders. The holders of our Class A common stock will at all times vote together as one class on all matters submitted to a vote of the common stock under the second amended and restated certificate of incorporation.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under our second amended and restated certificate of incorporation, holders of our Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of our Class A common stock will be entitled to receive all the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of Class A common stock held by them, after the rights of creditors of the Company and the holders of any outstanding shares of preferred stock have been satisfied.

Preemptive or Other Rights

The holders of our Class A common stock do not have preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to our Class A common stock.

Units

Churchill’s publicly traded units separated into the component securities upon consummation of the business combination and no longer trade as a separate security.

Founder Shares

In connection with the execution of the Skillsoft Merger Agreement, the Sponsor, Skillsoft and certain members of Churchill’s board of directors entered into the Sponsor Agreement. The Sponsor Agreement also provides that all the Founder Shares owned by the Sponsor (and any shares of Skillsoft common stock issuable upon conversion thereof) shall be unvested and shall be subject to certain time and performance-based vesting provisions described below. The Sponsor Agreement Parties have agreed, subject to certain exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. Pursuant to the Sponsor Agreement, 75% of the unvested Founder Shares vested at the closing of the Merger and 25% of the unvested Founder Shares shall vest at such time as the Stock Price Level (as defined below) is achieved. In the event Skillsoft enters into a binding agreement related to certain sale transactions involving the shares of Skillsoft common stock or all or substantially all the assets of Skillsoft (a “Skillsoft Sale”), all unvested Founder Shares shall vest on the day prior to the closing of such Skillsoft Sale.

The “Stock Price Level” will be considered achieved only (a) when the price of Skillsoft common stock on the NYSE is greater than or equal to $12.50 or (b) in a Skillsoft Sale.

The Sponsor Agreement shall terminate on the earlier of (a) the liquidation of Skillsoft and (b) the expiration of the Lock-up Periods.

Preferred Stock

Our second amended and restated certificate of incorporation authorizes 10,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board is be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Board is to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on July 11, 2021. Pursuant to the warrant agreement, a holder may exercise its Public Warrants only for a whole number of shares of our Class A common stock. This means only a whole Public Warrant may be exercised at a given time by a holder. The Public Warrants will expire at 5:00 p.m., New York City time, on June 11, 2026 or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and we are not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

Registration Rights. In accordance with our agreement with certain of our Public Warrant holders, we have filed with the SEC, and the SEC has declared effective, a registration statement covering the issuance of the shares of our Class A common stock issuable upon exercise of the Public Warrants. We have agreed to maintain a current prospectus relating to those shares of Class A common stock until the Public Warrants expire or are redeemed. Notwithstanding the foregoing, if our Class A common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of thirty (30) days’ prior written notice of redemption, or the thirty (30)-day redemption period, to each warrant holder; and

•	if, and only if, the closing price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise. If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our Public Warrants.

In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price per share of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price per share of the our Class A common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. If we call our Public Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of our Class A common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of our Class A common stock is increased by a stock dividend payable in shares of our Class A common stock, or by a split-up of shares of our Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of our Class A common stock. A rights offering to holders of our Class A common stock entitling holders to purchase shares of our Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our Class A common stock equal to the product of  (1) the number of shares of our Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of our Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for our Class A common stock, in determining the price payable for our Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price per share of our Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above and (b) certain ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our Class A common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of our Class A common stock.

Whenever the number of shares of our Class A common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of our Class A common stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the our Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of our Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the Public Warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the warrant holder exercise the warrant within thirty (30) days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. If you hold warrants, you should review a copy of the warrant agreement for a description of the terms and conditions applicable to the Public Warrants. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of our Class A common stock. After the issuance of shares of our Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants and Working Capital Warrants

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until July 11, 2021, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price per share of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price per share of our Class A common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor loaned us $1,500,000 pursuant to that certain promissory note, dated November 2, 2020. The principal amount of such promissory note was converted into Working Capital Warrants by the Sponsor. The Working Capital Warrants are identical to the Private Placement Warrants issued to the Sponsor.

Registration Rights. Pursuant to a registration rights agreement entered into on June 26, 2019, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Transactions, certain of the warrant holders entered into joinder agreements, or otherwise became a party, to the Registration Rights Agreement.

SELLING SECURITYHOLDERS

The following table sets forth information with respect to the Selling Securityholders and the shares of Class A common stock beneficially owned by the Selling Securityholders as of June 11, 2021, and the percentage of beneficial ownership is calculated based on 133,059,021 shares of our Class A common stock outstanding as of such date. We will not receive any proceeds from the resale of the shares by the Selling Stockholders. The Selling Securityholders may offer all, some or none of the shares of Class A common stock covered by this reoffer prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of some or all of their shares of Class A common stock since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Securityholders may change from time to time and, if necessary, we will amend or supplement this reoffer prospectus accordingly. We cannot give an estimate as to the number of shares of Class A common stock that will actually be held by the Selling Securityholders following the resales contemplated by this reoffer prospectus because the Selling Securityholders may offer some or all of their shares of Class A common stock under the offering contemplated by this reoffer prospectus or acquire additional shares of Class A common stock. We cannot advise you as to whether the Selling Securityholders will, in fact, sell any or all of such shares of Class A common stock.

We have determined beneficial ownership in the manner described in footnote (2) to the table below and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Name and Position at Company(1)	Class A common stock owned prior to resale(2)	% of Class A common stock owned prior to resale(2)	Class A common stock offered for resale (2)	Class A common stock owned after completion of resale (3)	% Class A common stock owned after completion of resale(1)
Jeff Tarr, Chief Executive Officer and Director	4,000,000(4)	*	3,000,000(5)	1,000,000	2.91%
Apratim Purakayastha, Chief Technology Officer	517,000(6)	*	517,000(6)	--	*
Ryan Murray, SVP Finance	72,816(7)	*	72,816(7)	--	*
Michelle Boockoff-Bajdek, Chief Marketing Officer	324,000(8)	*	324,000(8)	--	*
Sarah Hilty, Chief Legal Officer	324,000(8)	*	324,000(8)	--	*
Nurali Jumani, Senior Vice President, Tech & Dev Sales	146,000(9)	*	146,000(9)	--	*
Mark Onisk, Chief Content Officer	324,000(8)	*	324,000(8)	--	*
Peter Salzer, Consultant	50,000(10)	*	50,000(10)	--	*
Eric Stine, Chief Revenue Officer	517,000(6)	*	517,000(6)	--	*
Richard Walker, Chief Corporate Strategy and Development Officer and President, SumTotal	388,000(11)	*	388,000(11)	--	*

*       Represents beneficial ownership of less than 1%.

(1) This information is based on 133,059,021 shares of Class A common stock outstanding at June 11, 2021. Except as described in the footnotes below and subject to applicable community property laws and similar laws, Skillsoft believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 300 Innovative Way, Suite 201, Nashua, NH 03062.

(2) Reflects all shares of Class A common stock acquired or issuable to a person pursuant to applicable grants previously made irrespective of whether such grants are exercisable, vested or convertible as of June 11, 2021, or will become exercisable, vested or convertible within 60 days after June 11, 2021.

(3) Assumes all of the shares of Class A common stock being offered are sold in the offering, that shares of Common Stock beneficially owned by such Selling Stockholder on the Determination Date but not being offered pursuant to this prospectus (if any) are not sold, and that no additional shares are purchased or otherwise acquired other than pursuant to the restricted stock awards and restricted stock units relating to the shares being offered.

(4) Consists of 1,000,000 Private Placement Warrants transferred by Churchill Sponsor II LLC (“Sponsor”) to Mr. Tarr pursuant to the securities assignment agreement, dated as of October 12, 2020, by and between Sponsor and Mr. Tarr (the “Tarr Warrant Agreement”), in connection with the Merger and the Global Knowledge Merger; (ii) 2,000,000 shares of Class A common stock issuable in respect of unvested restricted stock units (“RSUs”); and (iii) 1,000,000 shares of Class A common stock issuable in respect of unvested stock options.

(5) Consists of (i1) 2,000,000 shares of Class A common stock issuable in respect of unvested restricted stock units (“RSUs”); and (ii) 1,000,000 shares of Class A common stock issuable in respect of unvested stock options.

(6) Consists of (i) 258,000 shares of Class A common stock issuable in respect of unvested RSUs and (ii) 259,000 shares of Class A common stock issuable in respect of unvested stock options.

(7) Consists of 72,816 shares of Class A common stock issuable in respect of unvested RSUs.

(8) Consists of (i) 162,000 shares of Class A common stock issuable in respect of unvested RSUs and (ii) 162,000 shares of Class A common stock issuable in respect of unvested stock options.

(9) Consists of 146,000 shares of Class A common stock issuable in respect of unvested RSUs.

(10) Consists of 50,000 shares of Class A common stock issuable in respect of unvested RSUs.

(11) Consists of (i) 194,000 shares of Class A common stock issuable in respect of unvested RSUs and (ii) 194,000 shares of Class A common stock issuable in respect of unvested stock options.

Listing of Class A Common Stock

Our Class A common stock is listed on the New York Stock Exchange under the symbol “SKIL.”

Other Material Relationships with the Selling Securityholders

Employment Relationships

Mr. Tarr entered into an employment agreement with the Company, dated as of October 13, 2020 and each of Mr. Purakayastha and Mr. Murray entered into an employment term sheet with the Company effective as of the closing of the Merger on June 11, 2021. Each of Ms. Boockoff-Bajdek, Ms. Hilty, Mr. Onisk, Mr. Stine and Mr. Walker has provided and continues to provide, services to the Company commensurate with his or her role.

Tarr Warrant Agreement

Pursuant to a securities assignment agreement, dated as of October 12, 2020, by and between Sponsor and Mr. Tarr (the “Tarr Warrant Agreement”), the Sponsor assigned to Mr. Tarr (i) 500,000 Private Placement Warrants effective on, and subject to, the closing of the Merger, at a price of $0.000001 per warrant and (ii) 500,000 Private Placement Warrants effective on, and subject to, the closing of the Global Knowledge Merger, at a price of $0.000001 per warrant. Each Private Placement Warrant entitles Mr. Tarr to purchase one share of our Class A common stock at an exercise price of $11.50 per share.

Indemnification Agreements

The Company’s amended and restated certificate of incorporation contains provisions limiting the liability of directors, and the Company’s amended and restated bylaws provide that the Company must indemnify and advance expenses to directors and officers to the full extent authorized by the DGCL.

The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements could require the Company, among other things, to advance expenses and otherwise indemnify the executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. The Company intends to enter into indemnification agreements with any new directors and executive officers in the future.

PLAN OF DISTRIBUTION

We are registering the issuance of 13,105,902 shares of Class A common stock issuable by us under the 2020 Plan.

We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees, of up to 5,662,816 shares of our Class A common stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this reoffer prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this reoffer prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Class A common stock or warrants. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this reoffer prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this reoffer prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this reoffer prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this reoffer prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this reoffer prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this reoffer prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this reoffer prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Class A common stock or warrants, such Selling Securityholder may transfer shares of Class A common stock to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this reoffer prospectus. Upon being notified by a Selling Securityholder interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this reoffer prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this reoffer prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this reoffer prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this reoffer prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this reoffer prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this reoffer prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock and warrants are currently listed on NYSE under the symbols “SKIL” and “SKIL.WS,” respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this reoffer prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this reoffer prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this reoffer prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this reoffer prospectus and any applicable prospectus supplement.

If at the time of any offering made under this reoffer prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this reoffer prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this reoffer prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this reoffer prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for Skillsoft Corp. by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The balance sheet of Churchill as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from April 11, 2019 (inception) through December 31, 2019 incorporated by reference in this reoffer prospectus have been audited by Marcum LLP (“Marcum”), independent certified public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

On July 2, 2021, the Audit Committee of the Board approved a resolution appointing Ernst & Young LLP (“Ernst & Young”), as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending January 31, 2022, as well as for the transition period between January 1, 2021 and January 31, 2021 (given that the Company has changed its fiscal year to the period commencing on February 1 of each calendar year and ending on January 31 of the following calendar year) replacing Marcum, which is dismissed from its role as the independent registered public accounting firm for Churchill.

The consolidated financial statements of Software Luxembourg Holding S.A. (the Successor) at January 31, 2021 and Pointwell Limited (the Predecessor) at January 31, 2020, and for the period from August 28, 2020 through January 31, 2021 (Successor), the period from February 1, 2020 through August 27, 2020 (Predecessor) and each of the two years in the period ended January 31, 2020 (Predecessor), appearing in the Skillsoft Corp. Registration Statement on Form S-1 as amended, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Albert DE Holdings Inc. and its subsidiaries as of October 2, 2020 and September 27, 2019 and for the fiscal years then ended incorporated by reference in this reoffer prospectus have been so included in reliance on the report of BDO USA, LLP, an independent auditor, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding Albert DE Holdings Inc. and its subsidiaries’ ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the shares of Class A common stock and warrants offered hereby. This reoffer prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, its Class A common stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this reoffer prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto and which contains the periodic reports, proxy and information statements and other information that we file electronically with the SEC.

We also maintain an Internet website at www.skillsoft.com. Through our website, we make available, free of charge, the following documents of Skillsoft Corp. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this reoffer prospectus or the registration statement of which it forms a part.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Commission on March 15, 2021, as amended on May 11, 2021;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021 filed with the Commission on May 20, 2021;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 28, 2021, May 7, 2021, May 11, 2021, June 8, 2021, June 16, 2021, June 17, 2021, as amended on June 17, 2021, June 22, 2021, July 6, 2021, July 19, 2021 and August 5, 2021.

(d)	The description of the Registrant’s Class A common stock contained in the Reoffer Prospectus contained herein.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares registered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in the Registrant’s second amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of the Registrant’s directors and executive officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or executive officer will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability in limited circumstances.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s amended and restated bylaws provide that:

•	the Registrant will indemnify its directors and executive officers and, in the discretion of its board of directors, certain employees and agents to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•	the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and executive officers, and in the discretion of its board of directors, to certain employees and agents, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by the DGCL.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Index

Exhibit Number	Description

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 (File No. 333-232057) filed by the Registrant on June 10, 2019).

4.2	Skillsoft Corp. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 (File No. 333-257718) filed by the Registrant on July 6, 2021).

5.1	Opinion of Weil, Gotshal & Manges LLP.

23.1	Consent of Ernst & Young LLP, independent registered accounting firm for Skillsoft Corp.

23.2	Consent of BDO USA, LLP, independent registered accounting firm for Albert DE Holdings Inc.

23.3	Consent of Marcum LLP, independent registered accounting firm for Churchill Capital Corp II.

23.4	Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Bolton Connecticut, on this 16th day of August, 2021.

SKILLSOFT CORP.

By:	/s/ Ryan Murray
Ryan Murray, Interim Chief Financial Officer and Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sarah Hilty and Ryan Murray, and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Skillsoft Corp., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey R. Tarr
Jeffrey R. Tarr	Chief Executive Officer and Director (Principal Executive Officer)	August 16, 2021
/s/ Ryan Murray
Ryan Murray	Interim Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)	August 16, 2021

/s/ Ronald W. Hovsepian
Ronald W. Hovsepian	Director	August 16, 2021

/s/ Lawrence C. Illg
Lawrence C. Illg	Director	August 16, 2021

/s/ Helena B. Foulkes
Helena B. Foulkes	Director	August 16, 2021

/s/ Patrick Kolek
Patrick Kolek	Director	August 16, 2021

/s/ Michael Klein
Michael Klein	Director	August 16, 2021

/s/ Karen G. Mills
Karen G. Mills	Director	August 16, 2021

/s/ Peter Schmitt
Peter Schmitt	Director	August 16, 2021

/s/ Lawrence H. Summers
Lawrence H. Summers	Director	August 16, 2021